Installment Promissory Note
                           ___________________________


 1. Promise to Pay. In consideration of the receipt of $1,000.00, the undersigned promises to pay to the order of Fred K. Suzuki the sum of $1,000.00, with interest thereon at the rate of 11.5% per annum, in four monthly installments of principal and interest of $172.30 and two monthly installments of principal and interest of $172.31 commencing November 5, 1995. This Note is payable at 710 S. Kennicott Avenue, Arlington Heights, IL 60005.

 2. Governing Law. This instrument shall be governed by the laws of the State of Illinois, and specifically the Uniform Commerical Code of the State of Illinois, as in effect from time to time.

      DATE:  October 18, 1995


      STEVIA COMPANY, INC.
      1940 East Devon Avenue
      Elk Grove Village, IL 60007




                                          /s/ Fred K. Suzuki /s/
                                          ________________________________
                                          Fred K. Suzuki, President



                                          /s/ Lauane C. Addis /s/
                                          ________________________________
                                          Lauane C. Addis, Secretary

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